CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus and Prospectus Supplement constituting part of this Post-Effective Amendment No. 1 to the Registration Statement No. 333-17663 on Form S-6 of our report dated February 10, 1997 relating to the financial statements of The Equitable Life Assurance Society of the United States Separate Account FP for the year ended December 31, 1996, and our report dated February 10, 1997 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1996, which reports appear in such Prospectus and Prospectus Supplement. We also consent to the references to us under the headings "Accounting and Actuarial Experts" in the Prospectus and "Financial Statements" in the Prospectus Supplement.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, New York
April 28, 1997